Exhibit 21.1

D&E Communications, Inc.

Subsidiaries of the Company as of December 31, 2007

The following is a listing of all subsidiaries of the Registrant, the state of incorporation of each, and the names under which subsidiaries do business.

Subsidiary	State of Incorporation	Doing Business Under Name of
Denver and Ephrata Telephone and Telegraph Company	Pennsylvania	D&E Telephone Company

D&E Networks, Inc.	Pennsylvania	D&E Networks, Inc.

D&E Wireless, Inc.	Pennsylvania	D&E Wireless, Inc.

D&E Investments, Inc.	Nevada	D&E Investments, Inc.

PCS Licenses, Inc.	Nevada	PCS Licenses, Inc.

D&E Systems, Inc.	Delaware	D&E Systems, Inc.
D&E Communications
D&E Long Distance

D&E Management Services, Inc.	Nevada	D&E Management Services, Inc.

Conestoga Enterprises, Inc.	Pennsylvania	Conestoga Enterprises, Inc.

Conestoga Telephone and Telegraph Company	Pennsylvania	Conestoga Telephone Company

Buffalo Valley Telephone Company	Pennsylvania	Buffalo Valley Telephone Company

Infocore, Inc.	Pennsylvania	Infocore, Inc.

Conestoga Wireless Company	Pennsylvania	Conestoga Wireless Company

Conestoga Management Services, Inc.	Delaware	Conestoga Management Services, Inc.

Buffalo Valley Management Services, Inc.	Delaware	Buffalo Valley Management Services, Inc.